Exhibit 99.1

400 N. Sam Houston Parkway E. Suite 1000 Houston, TX 77060-3500 (281) 618-0400 (281) 848-6502 fax

FOR IMMEDIATE RELEASE May 2, 2007	Contact: G. Kregg Lunsford Chief Financial Officer (281) 618-0516

Cal Dive Reports First Quarter 2007 Results
HOUSTON, TX — (May 2, 2007) Cal Dive International, Inc. (NYSE:DVR) reported first quarter 2007 net income of $30.1 million, or $0.36 per diluted share, a 2% decrease in net income as compared to 2006 first quarter results, primarily due to interest expense, deferred drydock amortization and additional selling and administration costs.
Financial Highlights
•	Revenues: First quarter 2007 revenues increased by $29.4 million, or 25%, to $149.2 million as compared to the first quarter of 2006, primarily due to the initial deployment of certain Torch, Acergy and Fraser Diving acquisition assets which occurred after the first quarter of 2006.

•	Gross Profit: First quarter 2007 gross profit increased by $7.7 million, or 15%, to $58.0 million as compared to the first quarter 2006, due to the initial deployment of additional assets as described above.

•	SG&A: First quarter 2007 SG&A increased by $3.5 million over the first quarter 2006, primarily due to the acquisition of Fraser Diving, increased employee benefit insurance rates and new public company costs including investor relations, legal and audit expenses. As a percentage of revenue, SG&A was 6% for the first quarter 2007 compared to 5% for the same period in 2006.

•	Net interest expense: First quarter 2007 net interest expense increased by $2.9 million over the first quarter of 2006, due to debt assumed in connection with the Company’s IPO in December 2006.

•	Net Income: First quarter 2007 net income decreased by $0.7 million over the first quarter of 2006, for the reasons described above.

•	Balance Sheet: Total debt was $172 million and cash and cash equivalents were $14.8 million as of March 31, 2007. Net debt represents 0.7 times EBITDA for the trailing twelve months ended March 31, 2007.
Quinn Hébert, President and Chief Executive Officer of Cal Dive, stated “We had a great first quarter even compared to the unprecedented first quarter of 2006. We had the highest fleet utilization in our history a year ago and yet we still earned record revenues and grew gross profit by 15% this quarter. This really shows the impact of the acquisitions from Acergy and Torch as we finally had the full fleet available for the entire quarter.”
Further details will be provided during Cal Dive’s conference call, scheduled for 11:00 a.m. Central Daylight Time on Thursday, May 3, 2007. Investors will be able to obtain the slide presentation and listen to the live conference call broadcast from the Investor Relations page at http://www.caldive.com. A replay will be available from the Investor Relations-Presentations page.
Cal Dive International, Inc., headquartered in Houston, Texas, is a marine contractor that provides manned diving, pipelay and pipe burial services to the offshore oil and gas industry on the Gulf of Mexico Outer Continental Shelf, the Middle East, Southeast Asia and Australia, with a fleet of 26 vessels, including 23 surface and saturation diving support vessels as well as three shallow water pipelay vessels.

CAUTIONARY STATEMENT
This press release may include “forward-looking” statements that are generally identifiable through our use of words such as “believe,” “expect,” “anticipate,” “intend,” “plan,” “estimate,” “project” and similar expressions and include any statements that we make regarding our earnings expectations. The forward-looking statements speak only as of the date of this release, and we undertake no obligation to update or revise such statements to reflect new information or events as they occur. Our actual future results may differ materially due to a variety of factors, including changes in the level of offshore exploration, development and production activity in the oil and natural gas industry, our inability to obtain contracts with favorable pricing terms if there is a downturn in our business cycle, intense competition in our industry, the operational risks inherent in our business, risks associated with our relationship with Helix Energy Solutions Group, Inc., our controlling stockholder, and other risks detailed in our 2006 Annual Report on Form 10-K.

CAL DIVE INTERNATIONAL, INC.
Comparative Condensed Consolidated Statements of Operations
(000’s omitted, except per share data)

	Three Months Ended
	Mar. 31,
	2007	2006
	(unaudited)
Net Revenues	$149,226	$119,790
Cost of Sales	91,274	69,584

Gross Profit	57,952	50,206

Gain on Sale of Assets, net	7	267
Selling and Administrative	9,655	6,155

Income from Operations	48,304	44,318

Equity in Earnings of Investments	952	2,833
Interest Income (Expense), net & Other	(2,539)	329

Income Before Income Taxes	46,717	47,480
Income Tax Provision	16,653	16,706

Net Income	$30,064	$30,774

Other Financial Data:
Income from Operations	48,304	44,318
Equity in Earnings (Losses) of Investments	952	2,833
Depreciation and Amortization	8,894	5,083
EBITDA	58,956	52,538

Weighted Avg. Shares Outstanding
Basic and Diluted	83,680	61,507

Earnings Per Share:
Basic and Diluted	$0.36	$0.50	(1)

(1)	Pro Forma 1Q 2006 EPS was $.37 assuming the initial public offering of 22.2 million shares had occurred on Jan. 1, 2006

CAL DIVE INTERNATIONAL, INC.
Comparative Condensed Consolidated Balance Sheet
(000’s omitted)

ASSETS	Mar. 31, 2007	Dec. 31, 2006
	(unaudited)
Current Assets:
Cash and equivalents	$14,809	$22,655
Accounts receivable	153,931	127,617
Other current assets	11,161	18,475

Total Current Assets	179,901	168,747

Net property & equipment	218,835	222,247
Equity investments	11,808	10,871
Goodwill	26,802	26,666
Other assets, net	28,648	23,622

Total Assets	$465,994	$452,153

LIABILITIES & STOCKHOLDERS’ EQUITY

Current Liabilities:
Accounts payable	$32,762	$39,810
Accrued liabilities	34,544	19,004

Total Current Liabilities	67,306	58,814

Long-term debt	172,000	201,000
Long-term payable to Helix	9,710	11,028
Deferred income taxes	26,615	20,824
Other long term liabilities	1,732	2,726
Stockholders’ equity	188,631	157,761

Total Liabilities & Equity	$465,994	$452,153

Reconciliation of Non-GAAP Financial Measures
For the Periods Ended March 31, 2007 and 2006
(000’s omitted, except ratio data)
     In addition to net income, one primary measure that we use to evaluate our financial performance is earnings before net interest expense, taxes, depreciation and amortization, or EBITDA. We use EBITDA to measure our operational strengths and the performance of our business and not to measure our liquidity. EBITDA does not reflect the periodic costs of certain capitalized tangible and intangible assets used in generating revenues, and should be considered in addition to, and not as a substitute for, net income and other measures of financial performance we report in accordance with GAAP. Furthermore, EBITDA presentations may vary among companies; thus, our EBITDA may not be comparable to similarly titled measures of other companies.
     We believe EBITDA is useful as a measurement tool because it helps investors evaluate and compare our operating performance from period to period by removing the impact of our capital structure (primarily interest charges from our outstanding debt) and asset base (primarily depreciation and amortization of our vessels) from our operating results. Our management uses EBITDA (i) to assess compliance with financial ratios and covenants that will be included in our revolving credit facility; and (ii) in communications with lenders, rating agencies and others, concerning our financial performance.
The following table presents a reconciliation of EBITDA to net income, which is the most directly comparable GAAP financial measure of our operating results:

	Three Months Ended		Trailing Twelve
	Mar. 31, 2007	Mar. 31, 2006	Months
EBITDA (unaudited)	$58,956	$52,538	$218,824
Less: Depreciation & Amortization	8,894	5,083	28,326
Less: Non-Cash Stock Compensation Expense (1)	806	304	3,432
Less: Interest Expense (Income)	2,539	(329)	2,705
Less: Provision for Income Taxes	16,653	16,706	65,657

Net Income	$30,064	$30,774	$118,704

Trailing Twelve Months EBITDA ended March 31, 2007	$218,824

Long Term Debt as of March 31, 2007	$172,000
Less: Cash at March 31, 2007	(14,809)

Net Debt	$157,191

Net Debt to EBITDA Ratio	0.7

(1)	Relates to Helix restricted stock or stock options granted to CDI employees prior to the Initial Public Offering and CDI restricted stock granted to CDI employees under the company’s 2006 long term incentive plan.